THIS AGREEMENT is made the 1st day of AUGUST 1997 BETWEEN:-


(1) EPS Environmental Inc. (trading as Solucorp Industries) of 250 West Nyack Road, West Nyack, New York, USA 10994 ("Solucorp") (2) John Beech Limited of Dock Road North, Bromborough, Wirral, Merseyside, England ("JBL")


IT IS AGREED as follows:

1.          Definitions.

            The following terms shall have the following meaning:-

            "Commencement Date          date of JBL being officially recorded as
                                        listed on AIM

            "Expiry Date"

            "the MBS Process"           the invention which is the subject of
                                        the Patent Applications namely the
                                        stabilization of heavy metal(s)
                                        contaminated soils and industrial slag,
                                        sludges, ash and other such materials by the addition of proprietary reagents to the contaminated materials under moisture controlled conditions

            "Patent Applications"       the Patent Applications listed in part 1
                                        of the schedule.

            "Royalties"                 the payments specified in clause 5

            "Term" the period starting on the Commencement Date and ending on the Expiry Date unless earlier terminated as

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                                        provided by clause 10.

            "Territories"               the territories specified in part 2 of
                                        the schedule.


2.   Recitals

     2.1  Solucorp is entitled to the benefit of the Patent Applications.

     2.2 Solucorp has agreed to grant to JBL a licence under the Patent Applications on the terms of this Agreement.


3.   Grant

     3.1 In consideration of JBL's payment of the Royalties Solucorp grants to JBL for the Term an exclusive licence to make use of the MBS Process within the Territories.

     3.2 Solucorp shall at the request of JBL execute any further document which may be necessary to give effect to this Agreement in any of the Territories.


4.   JBL to register Licence

     JBL shall register this Agreement at the relevant Patent Office within three months from the Commencement Date.


5.   Royalties

     5.1 For the purposes of the currency exchange rate basis the agreed exchange rate for the first year of the Term shall be (pound)1.00 to US$1.67. Such exchange rate base will be reviewed and if agreed adjusted as appropriate by both parties on each anniversary of the Commencement Date on the basis that Solucorp accepts that JBL's budgeting requirements necessitate its need to





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          express currency in UK currency.

     5.2 On the Commencement Date JBL will pay to Solucorp the sum of $600,000.00 ((pound)359,280.00) in cash or non--restricted shares as mutually agreed by the parties as soon as practicable following raising at least that sum through JBL's launch on the Alternative Investment Market but if such launch is unsuccessful in raising such sum or does not take place then this Agreement shall be null and void.


     5.3 On the first anniversary and each subsequent anniversary of the Term JBL shall pay to Solucorp a minimum annual Royalty payment of $50,000 ((pound)29940.00).


     5.4 JBL agrees that for each year of the Term the following provisions shall apply:-

          5.4.1 JBL will use all reasonable endeavours to process a minimum of 100,000 tons of soil or other medium with the MBS Process each year.

          5.4.2 Solucorp agrees that no automatic penalty or revocation of this Licence will be imposed on JBL in the event of JBL's failure to attain the target of 100,000 tons of soil or other medium remediated by the MBS Process.

          5.4.3 JBL shall pay the sum of $7.00 ((pound)4.20) per ton processed by the MBS Process at the end of each quarter by reference to specific projects.

6.   Solucorp's warranties and Indemnity.

     Solucorp warrants:-


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     6.1  that it is the sole proprietor of the Patent Applications and has full power to enter into this Agreement.

     6.2 that it has not granted any licences to use the Patent Applications or the MBS Process within the Territories nor suffered the Patent Applications to be the subject of any charge, mortgage or other incumbrance.

     6.3 The Patent Applications are in force and Solucorp has not either by act or omission caused or permitted anything which may cause the Patent Applications:-

          6.3.1  to lapse prematurely.

          6.3.2  to be the subject of a compulsory licence.

     6.4 Solucorp will keep JBL fully indemnified against all actions, claims, proceedings, costs and damages (including any damages or compensation paid by JBL on the advice of its legal advisors to compromise or settle any claim) and all legal costs or other expenses arising out of any breach of the above warranties or out of any claim by a third party based on any facts which if substantiated would constitute such a breach.


7.   Invalidity or revocation of Patents Applications

     If the Patent Applications or any of them shall be declared invalid or revoked by a court or tribunal of competent jurisdiction all Royalties shall cease to be payable as from the date of such declaration or revocation but if the decision of the court or tribunal making such declaration or revocation shall be reversed on appeal Royalties shall become payable from the date of such reversal together with all Royalties which would have been payable but for the adverse decision.

8.   Solucorp's Obligations



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


     Solucorp shall:-

     8.1  Supply Information.

          8.1.1 inform JBL of all technical information concerning the MBS Process.

          8.1.2 supply JBL with any mutually agreed to be appropriate documents or drawings relevant to the MBS Process.

          8.1.3 licence JBL to use such documents, drawings and technical information.

     8.2  Improvements

          If any improvement to the MBS Process is discovered:--

          8.2.1  disclose to JBL full details of the improvement.

          8.2.2 grant to JBL an exclusive royalty--free licence to make use of it.

     8.3  Supply of chemicals.

          8.3.1 supply JBL with the chemicals required for the MBS Process at cost on an open book basis such chemicals to be paid for by JBL at the sooner of when Solucorp pays its suppliers or shipment of the chemicals to JBL.

          8.3.2 consult regularly with JBL regarding chemicals supply and costs during which JBL will have the right to identify lower priced alternative suppliers for chemicals other than the sulphides covered by the Patent Applications to Solucorp with a view to effecting a change of supplier and consequent price reduction. Such arrangements for changing chemical suppliers remaining the exclusive responsibility of Solucorp.


9.   JBL's Obligations

     JBL shall:

     9.1  Quality

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          Ensure that all schemes carried out by JBL using the MBS Process comply with all laws and regulations in operation in the territory in which the relevant operations take place.

     9.2  Marketing

          Make every endeavour to effectively market and promote the MBS Process within the Territories.

     9.3  Confidentiality

          Keep secret all confidential information and details of the proprietary MBS Process without the written consent of Solucorp to release such information or details.

     9.4  Indemnity

          Keep Solucorp indemnified against all actions claims proceedings costs and damages (including any damages or compensation paid by Solucorp on the advice of its legal advisors to compromise or settle any claim) and all legal costs or other expenses arising out of any breach of the above obligations or out of any claim by a third party based on any facts which if substantiated would constitute such a breach

10.  Termination

     This Agreement shall terminate;

     10.1 Time

          On the Expiry Date but the Term shall be automatically renewed for a further 10 years unless both parties agree in writing to the contrary

     10.2 Insolvency

          If JBL or Solucorp goes into liquidation either compulsory or voluntary (except for the purpose of reconstruction or amalgamation) or if a receiver administrative receiver or administrator is appointed in respect of the whole or

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


          any part of their assets or if JBL or Solucorp makes an assignment for the benefit of or composition with its creditors generally or threatens to do any of these things or any similar occurrence under any jurisdiction affects JBL or Solucorp

     10.3 Invalidity or revocation of a Patent

          in the circumstances set out in clause 7

     10.4 Fundamental breach

          on the occurrence of significant default by either party under the terms of this Agreement and in such event the defaulting party shall receive notice in writing to rectify the situation within 120 days or risk termination and such notification shall acknowledge that all existing terms are applicable throughout that period.

11.  Termination Consequences

     11.1 Procedure

          On the expiry or other termination of this Agreement through JBL'S default but not otherwise JBL undertakes:

          11.1.1 to return to Solucorp all samples publicity promotional and advertising materials and all confidential data

          11.1.2 to sign such notification of cessation of use of the Patent Applications as is required by Solucorp

          11.1.3 to return to Solucorp all originals and copies of all documents and information in any form containing or covering in any way any part of the Patent Applications

          11.1.4 to cease carrying on the activities permitted by this Agreement


     11.2 Existing rights

          The termination of this Agreement shall be without prejudice to any rights


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

          which have already accrued to either of the parties under this Agreement


     11.3 Acknowledgement

          The parties acknowledge that in order to further the purposes of this Agreement information containing or consisting of trade secrets, customer lists and other confidential information may be communicated by either party to the other. Such information may take the form of plans drawings and data and will be deemed confidential unless otherwise designated by Solucorp or JBL as appropriate. Solucorp shall have the right to apply and obtain from the Court a restraining order to prevent JBL from disclosing or using such confidential information to third parties either during the Term or for a period of 12 months thereafter


12.  General

     12.1 Receipt

          The receipt of money by Solucorp shall not prevent Solucorp from questioning the correctness of any statement in respect of any money

     12.2 Force majeure

          12.2.1 if either party is prevented from fulfilling its obligations under this Agreement by reason of any supervening event beyond its control including but not by way of limitation war national emergency flood earthquake strike or lockout (other than a strike or lockout induced by the party so incapacitated) the party unable to fulfil its obligations shall immediately give notice of this to the other party and shall do everything in its power to resume full performance


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



          12.2.2 on such notice being given neither party shall be deemed to be in breach of its obligations under this Agreement

          12.2.3 if and when the period of incapacity exceed 6 months then this Agreement shall automatically terminate unless the parties first agree otherwise in writing


     12.3 Whole agreement

          This Agreement contains the whole agreement between the parties and supersedes any prior written or oral agreement between them in relation to its subject matter and the parties confirm that they have not entered into this Agreement on the basis of any representations that are not expressly incorporated into this Agreement. Should any provisions of this Agreement be determined to be unenforceable or prohibited by any applicable law this Agreement shall be considered divisible after such provision which shall be inoperative and the remainder of this Agreement shall be valid and binding as though such provisions were not included herein.

     12.4 No modification

          This Agreement may not be modified except by an instrument in writing signed by both of the parties their duly authorised representatives

     12.5 Headings

          Headings contained in this Agreement are for reference purposes only and shall not be incorporated into this Agreement and shall not be deemed to be any indication of the meaning of the clauses and sub--clauses to which they relate

     12.6 Joint and several

          All agreements on the part of either of the parties which comprises more than


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


          one person or entity shall be joint and several

     12.7 Proper law and jurisdiction

          This Agreement shall be governed by English law in every particular including formation and interpretation and shall be deemed to have been made in England and all parties agree to submit to the jurisdiction of the courts of England and Wales

     12.8 Arbitration

          Any difference between the parties concerning the interpretation or validity of this Agreement or the rights and liabilities of either of the parties shall in the first instance be referred to the arbitration of two persons (one to be nominated by each party) and their mutually agreed umpire

     12.9 Notices

          12.9.1 any notice consent or the like (in this clause referred to generally as `notice') required or permitted to be given under this Agreement shall not be binding unless in writing and may be given personally or sent to the party to be notified by pre-paid first class post or by telex or by facsimile transmission at its address as set out above or as otherwise notified in accordance with this clause

          12.9.2 notice given personally shall be deemed given at the time of delivery

          12.9.3 notice sent by post in accordance with this clause shall be deemed given at the commencement of business on the second business day next following its posting


          12.9.4 notice sent by telex or facsimile transmission in accordance with this clause shall be deemed given at the time of its actual


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

                  transmission

     12.10 Reservation of rights

          All rights not specifically and expressly granted to JBL by this Agreement are reserved to Solucorp

     12.11 Waiver

          The failure by either party to enforce at any time or for any period any one or more of the terms of conditions or this Agreement shall not be a waiver of them or of the right at any time subsequently to enforce all terms and conditions of this Agreement

     12.12 Interpretation

          12.12.1 unless the context otherwise requires:

                 12.12.1.1 words importing the singular number shall include the plural and vice versa

                 12.12.1.2 words importing any particular gender shall include all other genders

                 12.12.1.3 reference to persons shall include bodies of persons whether corporate or incorporate

          12.12.2 any reference in this Agreement to any statute or statutory provision shall be construed as referring to that statute or statutory provision as the same may from time to time be amended modified extended reenacted or replaced (whether before or after the date of this Agreement) and including all subordinate legislation made under it from time to time

     12.13 Survival of terms

          The warranties and indemnity contained in this Agreement and the provisions for payment of and accounting in respect of Royalties and other money due to

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          Solucorp under this Agreement shall survive the termination or expiry of this Agreement

     12.14 No agency or partnership

          The parties are not partners or joint venturers nor is JBL entitled to act as Solucorp's agent nor shall Solucorp be liable in respect of any representation act or omission of JBL of whatever nature





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

                                    SCHEDULE


                                     Part 1

                            The Patent Applications.

Serial numbers: 08/339,784 and 705,794





                                     Part 2

                                 The Territories

                 The United Kingdom and the Republic of Ireland.




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


EXECUTED AS A DEED                      )
for and on behalf of                    )
EPS ENVIRONMENTAL INC.                  )




                                        Director  /s/ Peter Manteo


                                        Director/Secretary  /s/ J.B. Spartz


EXECUTED AS A DEED                      )
for and on behalf of                    )
JOHN BEECH LIMITED                      )




                                         Director /s/ ILLEGIBLE


                                         Director  /s/ ILLEGIBLE



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